Exhibit 99.1

Founder of ILEX Oncology and Triton Biosciences, Richard Love, Joins Board of Directors of Cell Therapeutics, Inc. (CTI)

SEATTLE, Sept. 24 /PRNewswire-FirstCall/—Cell Therapeutics, Inc. (CTI) (Nasdaq and MTAX: CTIC) today announced that Richard L. Love has joined its board of directors. Love was the Chairman of the Board for Systems Medicine, which was recently acquired by CTI. Systems Medicine, which works with the Translation Genomics Institute (“TGen”) in Arizona, uses the latest drug development technology to discover weak spots in a disease’s genetic make-up and identify which drugs will be most effective at treating the disease.

James A. Bianco, M.D., President and CEO of CTI said, “Dick brings a wealth of entrepreneurial and drug development experience in the biopharmaceutical industry to CTI’s board. We look forward to his input as we move toward the commercialization of pixantrone, XYOTAX(TM), and Brostallicin.”

Love has worked in the industry for more than 40 years, including 27 years of bioscience leadership experience. He founded two biopharmaceutical companies, Triton Biosciences Inc. and ILEX Oncology, Inc. Love was CEO at both companies, and leading the clinical development teams in the creation of four drugs currently in use—Betaseron(R), a treatment for multiple sclerosis, two treatments for chronic lymphocytic leukemia, Fludara(R) and CAMPATH(R), and Clolar(R), a treatment for acute leukemias.

“We are very excited to have Dick join CTI’s board, and look forward to utilizing his industry expertise,” said Phillip M. Nudelman, Ph.D., Chairman of the Board of CTI. “His leadership experience makes him a great addition to the board.”

In addition to CTI, Love is currently Chairman of the Board of ImaRx Therapeutics, and he serves on the boards of PAREXEL International, and Molecular Profiling Institute. He previously served on the board of Xilas Medical, Inc. Love has been active with various non-profit organizations as well, serving on the boards of the Cancer Therapy and Research Center (CTRC) in San Antonio, TX, and the Translation Genomics Research Institute (TGen) in Phoenix, AZ.

“I am thrilled to join the CTI board and to have the opportunity to help the company reach its goal of making cancer more treatable,” said Love. “I am fully committed to the Company’s mission and look forward to contributing my experience to the development of both the Company and its drug candidates.”

Mr. Love holds Bachelors and Masters of Science degrees in Chemical Engineering from the Virginia Polytechnic Institute.

In addition to Love, CTI’s Board of Directors includes Phillip M. Nudelman, Ph.D., Chairman of the Board, President and Chief Executive of The Hope Heart Institute and former President and CEO of

Group Health Cooperative; Frederick W. Telling, Ph.D., former Corporate Officer and Vice President of Corporate Policy and Strategic Management for Pfizer Inc.; Vartan Gregorian, Ph.D., President of Carnegie Corporation of New York; Mary O. Mundinger, Dr. PH, Dean and Professor, School of Nursing and Associate Dean, Faculty of Medicine, Columbia University; John H. Bauer, former EVP of Finance for Nintendo of America, Inc.; James A. Bianco, M.D., President and CEO of CTI; and Jack W. Singer, M.D., Chief Medical Officer of CTI.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit http://www.cticseattle.com.

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Investors Contact:

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SOURCE Cell Therapeutics, Inc.